EXHIBIT 99.77Q2

Section 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

             THE BLACKROCK INVESTMENT QUALITY TERM TRUST INC. (BQT)
                           BQT SUBSIDIARY INC. (BQTS)
                  THE BLACKROCK ADVANTAGE TERM TRUST INC. (BAT)
                           BAT SUBSIDIARY INC. (BATS)
              THE BLACKROCK MUNICIPAL TARGET TERM TRUST INC. (BMN)
              THE BLACKROCK INSURED MUNICIPAL TERM TRUST INC. (BMT)
           THE BLACKROCK INSURED MUNICIPAL 2008 TERM TRUST INC. (BRM)
          THE BLACKROCK FLORIDA INSURED MUNICIPAL 2008 TERM TRUST (BRF)
       THE BLACKROCK NEW YORK INSURED MUNICIPAL 2008 TERM TRUST INC. (BLN)
      THE BLACKROCK CALIFORNIA INSURED MUNICIPAL 2008 TERM TRUST INC. (BFC)
                  THE BLACKROCK STRATEGIC MUNICIPAL TRUST (BSD)
           THE BLACKROCK PENNSYLVANIA STRATEGIC MUNICIPAL TRUST (BPS)
              BLACKROCK CALIFORNIA MUNICIPAL 2018 TERM TRUST (BJZ)
                    BLACKROCK MUNICIPAL 2018 TERM TRUST (BPK)
               BLACKROCK NEW YORK MUNICIPAL 2018 TERM TRUST (BLH)

Section  16(a) of the  Securities  Exchange  Act of 1934  (the  "1934  Act") and
Section 30(h) of the Investment Company Act of 1940 (the "1940 Act") require a Trust's officers and Directors/Trustees, officers and directors of the Trust's investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than ten percent of the Trust's Shares to file certain reports of ownership ("Section 16 filings") with the Securities and Exchange Commission and the New York Stock Exchange or the American Stock Exchange (as applicable) and each of the Trusts. As a convenience to the Directors/Trustees, BlackRock Advisors Inc. assists the Directors/Trustees and officers in making their Section 16 filings. Based upon each Trust's review of the copies of such forms effecting the Section 16 filings received by it, each Trust believes that for its fiscal year ended in 2002, all filings applicable to such persons were completed and filed, except for those instances discussed below. During fiscal year 2002, it came to the attention of the Trusts that, due to an administrative oversight, Form 5s had not been filed on behalf of Messrs. Mondale, LaForce, and Brimmer with respect to certain share equivalents credited to them in one or more of BQT and BAT pursuant to deemed quarterly investments under the Trust's deferred compensation plan in fiscal years 2001 and 2002. For such quarterly deferred compensation transactions in 2000 and 2001, Forms 5 in respect of 2000 and 2001 were filed in September of 2002. In addition, due to administrative oversight, one late Form 4 report was filed on behalf of Mr. Cavanagh (BPK) with respect to one transaction. Also, Section 30(h) of the 1940 Act requires that an investment company's investment adviser and the investment adviser's affiliates file Form 3s with respect to the Trusts. For each of BQT, BAT, BCT, BPS, BSD, BJZ, BPK and BLH, the Trust's investment advisor and/or certain affiliates of the investment advisor either acting as sub-advisor to a Trust or owning Trust shares filed late Form 3s in October of 2002.